Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
BroadVision, Inc.

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-109709, 333-97521, 333-63798, 333-35114, 333-62619, and 333-14057) of BroadVision, Inc. of our report dated March 11, 2005, except for the matters affecting the 2004 consolidated financial statements described in the Restatement discussion in Note 1 to the consolidated financial statements and the Convertible Debentures discussion in Note 5 to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 (not presented herein), as to which the date is May 26, 2006, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO SEIDMAN, LLP

San Jose, California
March  26, 2007